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                        SCHRODER CAPITAL FUNDS (DELAWARE)

                             DISTRIBUTION AGREEMENT


     AGREEMENT made as of the 9th day of January, 1996, by and between Schroder Capital Funds (Delaware), a Delaware business trust, with respect to its series called "Schroder U.S. Equity Fund" (the "Fund") and Schroder Fund Advisors Inc. (the "Distributor").

     1. The Fund hereby appoints the Distributor its agent to sell and arrange for the sale of shares of the Fund in jurisdictions wherein shares of the Fund may legally be offered for sale. The Distributor shall discharge its responsibilities in compliance with the objectives, policies and limitations set forth in the Fund's current prospectus and applicable laws and regulations. The Distributor accepts such appointment and agrees to use its "best efforts" to secure purchases of shares of the Fund.

     2. The Distributor will, upon receipt of unconditional orders (and not before), transmit such orders to the Fund (or its authorized agent) for acceptance and confirmation. The price at which shares are offered shall be the net asset value per share as determined in accordance with the Fund's charter and by-laws, subject to the provisions of the Investment Company Act of 1940 (the "1940 Act") and any regulations of the Securities and Exchange Commission, as described in the then current prospectus (which for the purposes hereof is deemed to include the Fund's current statement of additional information) of the Fund.

     3. Upon receipt of such orders from the Distributor, the Fund or its agent shall open a new account in such names as shall be specified by the Distributor, provided, however, that no shares shall be registered on the Fund's books until (i) receipt by the Fund's Transfer Agent of the Distributor's written request therefor; and (ii) receipt of payment of that amount by the Fund, its Transfer Agent or its Custodian.

     4. The Fund reserves the right to reject any order for the purchase of shares, provided, however, that the Fund agrees that it will not arbitrarily or without reasonable cause refuse acceptance or confirmation of such orders.

     5.   The Fund covenants and agrees that it will, at its own expense:

     (a) use its best efforts to keep authorized, but unissued, sufficient shares to meet the reasonable requirements of the Distributor;

     (b) supply the Distributor with the net asset value per shares computed as at the times prescribed by and in compliance with all pertinent requirements of the charter of the Fund and the Securities and Exchange Commission;

     (c) prepare, file and keep effective registration statements, prospectuses and licenses covering as many shares as may be necessary for distribution and sale of shares in such



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          jurisdictions where shares may lawfully be sold and as reasonably requested by the Distributor;

     (d) maintain qualified personnel and adequate facilities for the acceptance and confirmation of orders for the sale of Shares.

     6. The Distributor will pay all expenses incident to the sale and distribution of the shares issued or sold hereunder, including (i) expenses of printing and distributing or disseminating any sales literature (including prospectuses and annual reports), advertising and selling aids in connection with such offering of the shares for sale (except that such expenses shall not include expenses incurred by the Fund in connection with the preparation, printing and distribution of any report or other communication to holders of shares in their capacity as such) and (ii) expenses of advertising in connection with such offering. The Fund authorizes the Distributor in connection with the sale or arranging for the sale of shares to give only such information and to make only such statements or representations as are contained in the prospectus or in sales literature or advertisements approved by the Fund.

     7. The Distributor covenants and agrees that it will comply, at its own expense, with the applicable Federal and state laws and regulations regulating the affairs of broker-dealers, and will conduct its affairs with the Fund and with dealers, brokers and investors in accordance with the Rules of Fair Practice of The National Association of Securities Dealers. The Distributor agrees that all sales literature and advertisements used by the Distributor shall be subject to the approval of the Fund.

     8. In the absence of (i) any breach of its obligations under this Agreement (ii) willful misfeasance, bad faith or gross negligence on the part of the Distributor, or (iii) reckless disregard by the Distributor of its obligations and duties hereunder, the Distributor shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder. The Fund agrees to indemnify and hold harmless the Distributor and each person who controls the Distributor within the meaning of the Securities Act of 1933 (the "1933 Act") against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 and 1940 Acts, the Securities Exchange Act of 1934 or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Fund's registration statement for the registration of the Shares as originally filed or in any amendment thereof, or in the Fund's current prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party for any legal loss, claim, damage, liability or action; provided, however, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in


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reliance upon and in conformity with written information furnished to the
Fund by or on behalf of the Distributor specifically for use in connection with the preparation thereof.

     9. This Agreement shall terminate automatically in the event of its assignment. This Agreement may be terminated at any time, (i) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund by thirty days' written notice addressed to the Distributor at its principal place of business; and (ii) by the Distributor by thirty days' written notice addressed to the Fund at its principal place of business.

     10. This Agreement shall continue in effect for one year, and thereafter only so long as its continuance is specifically approved at least annually by a majority of the Board of Trustees of the Fund who are not parties to the Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, or by vote of a majority of the outstanding voting securities of the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 9th day of January, 1996.

                                   SCHRODER CAPITAL FUNDS (DELAWARE)


                                   By:
                                      --------------------------------
                                        Title:


                                   SCHRODER FUND ADVISORS INC.


                                   By:
                                      --------------------------------
                                        Title:


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